EX-99.(h)(7)

Execution Version

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement dated and effective as of June 18, 2015, by and between Goldman Sachs Trust II (the “Trust”), Cayman Commodity-MMRA, Ltd. (the “Cayman Fund”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”).

WHEREAS, the Trust and the Bank entered into an Administration Agreement dated and effective as of as of April 30, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Bank, the Trust and the Cayman Fund desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.	Amendment. The Agreement shall be amended, supplemented and modified as follows:

Additional Trust

We hereby advise you that the Cayman Fund, an exempted company incorporated and existing under the laws of the Cayman Islands, has been established as a wholly-owned subsidiary of the Goldman Sachs Multi-Manager Real Assets Strategy Fund, a series of the Trust (the “Parent Fund”). In accordance with the terms of the Agreement, the Trust and the Cayman Fund hereby request that the Cayman Fund be added to the Agreement as a “Trust.” In connection with such request, the Trust and the Cayman Fund hereby confirm to the Bank, as of the date hereof, their representations and warranties set forth in the Agreement as amended by the Amendment. All references in the Agreement to a “Trust” shall be deemed to apply to the Trust and the Cayman Fund. Schedule A to the Agreement shall be revised and replaced in its entirety with Schedule A attached hereto.

The Agreement is amended by inserting the following new Section 4A.:

4A.     Representations, Warranties and Covenants – Cayman Fund

The Cayman Fund hereby represents, warrants and covenants to the Bank as follows:

a) The Cayman Fund is an exempted limited liability company, and is duly organized, existing and in good standing under the laws of the Cayman Islands.

b) The sole shareholder of the Cayman Fund is the Parent Fund. The Cayman Fund will provide prompt notice to the Bank in the event that (i) its Parent Fund is no longer its sole shareholder, or (ii) its Parent Fund, or the trust of which it is a series, is no longer registered under the 1940 Act, and in either case, the Cayman Fund shall execute and deliver, and cause its investment adviser to execute and deliver, such agreements or other documentation applicable under such circumstances as the Bank may reasonably require. If the Cayman Fund or its investment adviser fails to comply with this clause, the Agreement may be terminated with respect to the Cayman Fund immediately and without prior notice by the Bank.

c) Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Cayman Fund or any law or regulation applicable to it. Further, the Cayman Fund hereby acknowledges and agrees that it shall promptly notify the Bank of any statute, regulation, rule, or other regulatory requirement or policy governing the Cayman Fund, and any change thereto, which may affect the Bank’s responsibilities under this Agreement.

d) In connection with its issuance of shares to its Parent Fund, the Cayman Fund has complied with all applicable money laundering laws and regulations.

e) With respect to the Cayman Fund’s use of leverage, the Cayman Fund shall comply with the investment limitations and other relevant provisions of the 1940 Act as though the Cayman Fund was registered as an investment company thereunder.

f) The Cayman Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Cayman Fund assumes full responsibility for making any filings required to be made with respect to the Cayman Fund with regulatory authorities in the Cayman Islands or any other jurisdiction.

The Agreement is amended by inserting the following immediately prior to the second to last paragraph in Section 5:

Services – Cayman Fund

Solely with respect to the Cayman Fund, the Bank shall provide only the following services, in each case, subject to the control, supervision and direction of the Cayman Fund in accordance with procedures which may be established from time to time between the Cayman Fund and the Bank:

“The Bank will perform daily testing for compliance with investment guidelines provided by the Cayman Fund’s investment adviser and asset segregation testing,”

The Agreement is amended by inserting the following immediately after the second paragraph of Section 10:

The Cayman Fund is a subsidiary of an entity registered with the SEC under the 1940 Act. The Bank agrees to perform its obligations hereunder as if the Cayman Fund itself were so registered, and shall create and maintain in accordance with the 1940 Act and other applicable law any and all records relating to the services to be performed hereunder that it would be required to create and maintain under Section 31(a) of the 1940 Act or Rule 31a-1 or otherwise under the 1940 Act if the Cayman Fund was so registered; provided however that the Bank shall otherwise keep such records in the form and manner it deems advisable. Such records may be inspected by the Cayman Fund or its agents during regular business hours upon reasonable prior notice. The Bank may, at its option at any time, and shall forthwith upon the Cayman Fund’s demand, turn over to the Cayman Fund and cease to retain in the Bank’s files, records and documents created and maintained by the Bank in performance of its service or for its protection, except to the extent that the Bank is required to retain such records in accordance with laws, rules or regulations applicable to it as an administrator. At the end of the applicable retention period, such documents shall, at the Cayman Fund’s option, either be turned over to the Cayman Fund or destroyed in accordance with the Cayman Fund’s authorization.

3.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia

Name:	Gunjan Kedia

Title:	Executive Vice President

GOLDMAN SACHS TRUST II

By:	/s/ Scott M. McHugh

Name:	Scott M. McHugh

Title:	Treasurer & Principal Financial Officer

CAYMAN COMMODITY MMRA, LTD.

By:	/s/ Scott M. McHugh

Name:	Scott M. McHugh

Title:	Director

ADMINISTRATION AGREEMENT

SCHEDULE A

Goldman Sachs Trust II

Goldman Sachs Multi-Manager Alternatives Fund

Goldman Sachs Non-Core Fixed Income Fund

Goldman Sachs Multi-Manager Global Equity Fund

Goldman Sachs Multi-Manager Real Assets Strategy Fund

Multi-Manager International Equity Fund

Multi-Manager U.S. Dynamic Equity Fund

Cayman Commodity-MMRA, Ltd.